EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Second Quarter Fiscal 2018 Results

•	Net sales $696 million, growth of 1%

•	Diluted EPS $0.79, growth of 2%; adjusted diluted EPS comparable to second quarter 2017

•	Returned $131 million to shareholders through share repurchases and dividends in the first half of fiscal 2018.

•	Company reaffirms full year fiscal 2018 outlook: net sales growth of 3%; adjusted diluted EPS growth of 12%
ATLANTA, July 26, 2018 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its second quarter fiscal 2018 results.
“We exceeded our sales and earnings forecasts in the second quarter,” said Michael D. Casey, Chairman and Chief Executive Officer. “Our growth was driven by our U.S. retail and international businesses. We saw a meaningful improvement in consumer demand for our brands beginning in late April as spring-like weather arrived in more parts of the United States. Earlier than expected wholesale demand, improved price realization and curtailed spending also contributed to better than planned performance.
“Carter’s has the broadest distribution of young children’s apparel in the United States. With the Toys “R” Us store closure process now completed, we believe we are well-positioned to recapture a good portion of our lost sales to this historically good customer, and will further strengthen our leading market share position.
“Given the strength of our product offerings and growth strategies, together with the benefit from the new federal tax law, we are reaffirming our sales and earnings growth objectives for 2018.”

Consolidated Results
Second Quarter of Fiscal 2018 compared to Second Quarter of Fiscal 2017
Net sales increased $4.4 million, or 0.6%, to $696.2 million, principally driven by growth in the Company’s U.S. Retail and International segments, including the contribution from the 2017 Mexico licensee acquisition. This growth was partially offset by a net sales decline in the U.S. Wholesale segment, reflecting discontinued shipments to Toys “R” Us and Bon-Ton1. Changes in foreign currency exchange rates in the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017 favorably affected consolidated net sales in the second quarter of fiscal 2018 by $2.6 million, or 0.4%. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 0.3% in the second quarter of fiscal 2018.
Operating income in the second quarter of fiscal 2018 decreased $7.3 million, or 11.4%, to $57.0 million, compared to $64.3 million in the second quarter of fiscal 2017. Operating margin decreased 110 basis points to 8.2%, compared to 9.3% in the second quarter of fiscal 2017.
Adjusted operating income (a non-GAAP measure) decreased $8.6 million, or 13.1%, to $57.0 million, compared to $65.6 million in the second quarter of fiscal 2017. Adjusted operating margin (a non-GAAP measure) decreased 130 basis points to 8.2%, compared to 9.5% in the second quarter of fiscal 2017, which principally reflects increased investments in retail and marketing and lower margins in the U.S. Wholesale segment due to customer mix, partially offset by sourcing efficiencies.
Net income in the second quarter of fiscal 2018 decreased $0.5 million, or 1.4%, to $37.3 million, or $0.79 per diluted share, compared to $37.8 million, or $0.77 per diluted share, in the second quarter of fiscal 2017.  Net income in the second quarter of fiscal 2018 reflects a consolidated effective income tax rate of 22.8% compared to 34.5% in the second quarter of fiscal 2017.
Adjusted net income (a non-GAAP measure) decreased $1.3 million, or 3.4%, to $37.3 million, compared to $38.6 million in the second quarter of fiscal 2017. Adjusted earnings per diluted share (a non-GAAP measure) in the second quarter of fiscal 2018 was $0.79, which was comparable to the second quarter of fiscal 2017.

1 Retailers which have declared bankruptcy

First Half of Fiscal 2018 compared to First Half of Fiscal 2017
Net sales increased $27.4 million, or 1.9%, to $1.5 billion, principally driven by growth in the Company’s U.S. Retail and International segments, including contributions from the 2017 Mexico licensee and Skip Hop acquisitions, partially offset by a net sales decline in the U.S. Wholesale segment. Changes in foreign currency exchange rates in the first half of fiscal 2018 compared to the first half of fiscal 2017 favorably affected consolidated net sales in the first half of fiscal 2018 by $5.4 million, or 0.4%. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 1.5% in the first half of fiscal 2018.
Operating income in the first half of fiscal 2018 decreased $25.5 million, or 17.9%, to $117.3 million, compared to $142.8 million in the first half of fiscal 2017. 2018 first half results include $12.8 million in charges related to the bankruptcy of a wholesale customer, Toys “R” Us, which were recorded in the first quarter. Operating margin decreased 190 basis points to 8.1%, compared to 10.0% in the first half of fiscal 2017.
Adjusted operating income (a non-GAAP measure which excludes the $12.8 million charge noted above and other unusual items in the first half of fiscal 2018 and 2017) decreased $16.2 million, or 11.1%, to $129.7 million, compared to $145.9 million in the first half of fiscal 2017. Adjusted operating margin (a non-GAAP measure) decreased 130 basis points to 8.9%, compared to 10.2% in the first half of fiscal 2017, which reflects increased investments in retail and marketing and lower margins in the U.S. Wholesale segment due to customer mix, partially offset by sourcing efficiencies.
Net income in the first half of fiscal 2018 decreased $4.7 million, or 5.5%, to $79.7 million, or $1.68 per diluted share, compared to $84.4 million, or $1.72 per diluted share, in the first half of fiscal 2017. Net income in the first half of fiscal 2018 reflects a consolidated effective income tax rate of 21.2% compared to 34.8% in the first half of fiscal 2017.
Adjusted net income (a non-GAAP measure) increased $2.9 million, or 3.3%, to $89.2 million, compared to $86.4 million in the first half of fiscal 2017. Adjusted earnings per diluted share (a non-GAAP measure) in the first half of fiscal 2018 increased 6.6% to $1.88, compared to $1.76 in the first half of fiscal 2017.
Cash flow from operations in the first half of fiscal 2018 was $103.1 million compared to $107.3 million in the first half of fiscal 2017. The decrease reflects lower net income and an increase in working capital.

See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures. Note that there were no adjustments to GAAP results in the second quarter of fiscal 2018.
Business Segment Results
U.S. Retail Segment
Second Quarter of Fiscal 2018 compared to Second Quarter of Fiscal 2017
U.S. Retail segment sales increased $10.6 million, or 2.7%, to $402.0 million. U.S. Retail comparable sales increased 0.9%, driven by growth in eCommerce sales.
In the second quarter of fiscal 2018, the Company opened 14 stores and closed six stores in the United States.
First Half of Fiscal 2018 compared to First Half of Fiscal 2017
U.S. Retail segment sales increased $30.5 million, or 4.0%, to $785.8 million. U.S. Retail comparable sales increased 1.9%, driven by growth in eCommerce sales.
In the first half of fiscal 2018, the Company opened 23 stores and closed 27 stores in the United States. As of the end of the second quarter of fiscal 2018, the Company operated 826 retail stores in the United States.
U.S. Wholesale Segment
Second Quarter of Fiscal 2018 compared to Second Quarter of Fiscal 2017
U.S. Wholesale segment net sales decreased $8.2 million, or 3.8%, to $209.5 million, reflecting lower shipments principally due to discontinued sales to Toys “R” Us and Bon-Ton.
First Half of Fiscal 2018 compared to First Half of Fiscal 2017
U.S. Wholesale segment net sales decreased $20.0 million, or 3.9%, to $490.3 million, reflecting lower shipments principally due to discontinued sales to Toys “R” Us and Bon-Ton, partially offset by contributions from the 2017 Skip Hop acquisition.

International Segment
Second Quarter of Fiscal 2018 compared to Second Quarter of Fiscal 2017
International segment net sales increased $2.1 million, or 2.6%, to $84.7 million, reflecting growth in Canada and contribution from the 2017 Mexico acquisition, offset by decreased demand in various markets outside of the U.S.
Changes in foreign currency exchange rates in the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017 favorably affected International segment net sales in the second quarter of fiscal 2018 by $2.6 million, or 3.1%. On a constant currency basis (a non-GAAP measure), International segment net sales declined 0.6%.
First Half of Fiscal 2018 compared to First Half of Fiscal 2017
International segment net sales increased $16.9 million, or 10.6%, to $175.9 million, driven by contributions from the 2017 Mexico and Skip Hop acquisitions and growth in Canada, partially offset by decreased demand in various markets outside of the U.S.
Changes in foreign currency exchange rates in the first half of fiscal 2018 compared to the first half of fiscal 2017 favorably affected International segment net sales in the first half of fiscal 2018 by $5.4 million, or 3.4%. On a constant currency basis (a non-GAAP measure), International segment net sales increased 7.3%.
As of the end of the second quarter of fiscal 2018, the Company operated 181 retail stores in Canada and 42 retail stores in Mexico.
Return of Capital
In the second quarter and first half of fiscal 2018, the Company returned to shareholders a total of $84.9 million and $131.4 million, respectively, through share repurchases and cash dividends as described below.
During the second quarter of fiscal 2018, the Company repurchased and retired 599,314 shares of its common stock for $63.9 million at an average price of $106.62 per share. In the first half of fiscal 2018, the Company repurchased and retired 820,627 shares of its common stock for $89.1 million at an average price of $108.57 per share. Fiscal year-to-date through July 25, 2018, the Company has repurchased and retired a total of 934,105 shares for $101.8 million at an average price of $109.02 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of July 25, 2018, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $483.8 million.
In the second quarter of fiscal 2018, the Company paid a cash dividend of $0.45 per share totaling $21.0 million. In the first half of fiscal 2018, the company paid cash dividends of $0.45 per share each quarter totaling $42.3 million. Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
2018 Business Outlook
For the third quarter of fiscal 2018, the Company projects net sales to be comparable to the third quarter of fiscal 2017 and adjusted diluted earnings per share to be comparable to adjusted diluted earnings per share of $1.70 in the third quarter of fiscal 2017. Net sales and adjusted earnings in the third quarter of fiscal 2018 assume a partial recovery of lost sales initially planned to Toys “R” Us and Bon-Ton.
For fiscal 2018, the Company projects net sales to increase approximately 3% compared to fiscal 2017 and adjusted diluted earnings per share to increase approximately 12% compared to adjusted diluted earnings per share of $5.77 in fiscal 2017. Forecasted net sales and adjusted earnings for fiscal 2018 assume: 1) the Company recaptures approximately half of the lost sales initially planned to Toys “R” Us and Bon-Ton over the last three fiscal quarters of 2018; 2) a reduction in discretionary spending from originally planned levels; and 3) an estimated effective tax rate of approximately 22%. This adjusted earnings forecast excludes the unusual charge of approximately $12.8 million related to the Toys “R” Us bankruptcy and a benefit of approximately $0.4 million related to an insurance recovery associated with unusual storm-related store closures, both of which were recorded in the first quarter of fiscal 2018.
The Company believes these non-GAAP measurements provide investors with a meaningful view of the Company’s core operating results, and are the same measurements used by the Company's executive management to assess the Company's performance.
Adoption of New Accounting Standard
Beginning in fiscal 2018, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Codification No. 606, Revenue from Contracts with Customers, and related amendments  (“ASC 606”) using the full retrospective adoption method. All periods in fiscal 2017 and fiscal 2016 were amended to reflect these provisions, and retained earnings at January 2, 2016 (beginning of fiscal

2016) were adjusted for the cumulative effect of periods prior to fiscal 2016. The adoption of ASC 606 had no material effect on the Company’s consolidated financial position, results of operations, or cash flows.
Conference Call
The Company will hold a conference call with investors to discuss second quarter fiscal 2018 results and its business outlook on July 26, 2018 at 8:30 a.m. Eastern Daylight Time. To participate in the call, please dial 334-323-0522. To listen to a live broadcast via the internet, please visit www.carters.com and select the “Q2 2018 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same tab by selecting the link for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through August 4, 2018, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 1449636. The replay will also be archived on the Company’s website under the “Investor Relations” tab.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, and www.cartersoshkosh.ca. The Company’s Just One You and Genuine Kids brands are available at Target, its Child of Mine brand is available at Walmart, and its Simple Joys brand is available on Amazon. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the third quarter of fiscal 2018 and fiscal year 2018, or any other future period, assessments of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among the risks and uncertainties that may impact future results are the risks of: losing one or more major customers, vendors, or licensees due to competition, inadequate quality of the Company’s products, or otherwise; financial difficulties for one or more of the Company’s major customers, vendors, or licensees, or an overall decrease in consumer spending; our products not being accepted in the marketplace due to quality concerns, changes in consumer preference and fashion trends, or otherwise; a failure to meet regulatory requirements, including those relating to product quality and safety; negative publicity, including as a result of product recalls or otherwise; a failure to protect the Company’s intellectual property; various types of litigation, including class action litigation brought under various consumer protection, employment, and privacy and information security laws; a breach of the Company’s consumer databases, systems, or processes; slow-downs, disruptions, or strikes in the Company’s supply chain, including disruptions resulting from foreign supply sources, the Company’s distribution centers, or in-sourcing capabilities; unsuccessful expansion into international markets or failure to successfully manage legal, regulatory, political and economic risks of the Company’s existing international operations, including maintaining compliance with worldwide anti-bribery laws; failure to successfully integrate acquired businesses; fluctuations in foreign currency exchange rates; the imposition of new regulations relating to imports, duties, or taxes; and an inability to obtain additional financing on favorable terms. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales	$696,197	$691,751	$1,451,983	$1,424,578
Cost of goods sold	386,239	388,504	809,548	805,639
Gross profit	309,958	303,247	642,435	618,939
Royalty income, net	10,355	11,210	18,349	21,768
Selling, general, and administrative expenses	263,343	250,146	543,505	497,940
Operating income	56,970	64,311	117,279	142,767
Interest expense	7,937	7,194	15,922	14,298
Interest income	(225)	(79)	(391)	(219)
Other (income) expense, net	975	(544)	593	(765)
Income before income taxes	48,283	57,740	101,155	129,453
Provision for income taxes	11,015	19,947	21,418	45,065
Net income	$37,268	$37,793	$79,737	$84,388

Basic net income per common share	$0.80	$0.78	$1.70	$1.74
Diluted net income per common share	$0.79	$0.77	$1.68	$1.72
Dividend declared and paid per common share	$0.45	$0.37	$0.90	$0.74

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Two Fiscal Quarters Ended
	June 30, 2018	% of Total Net Sales	July 1, 2017	% of Total Net Sales	June 30, 2018	% of Total Net Sales	July 1, 2017	% of Total Net Sales
Net sales:
U.S. Retail (a)	$402,021	57.7%	$391,457	56.6%	$785,762	54.1%	$755,299	53.0%
U.S. Wholesale	209,476	30.1%	217,710	31.5%	490,309	33.8%	510,265	35.8%
International (b)	84,700	12.2%	82,584	11.9%	175,912	12.1%	159,014	11.2%
Total net sales	$696,197	100.0%	$691,751	100.0%	$1,451,983	100.0%	$1,424,578	100.0%

Operating income (loss):		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales
U.S. Retail (c) (i)	$45,428	11.3%	$42,133	10.8%	$74,947	9.5%	$71,922	9.5%
U.S. Wholesale (d) (i)	30,338	14.5%	35,805	16.4%	80,610	16.4%	105,501	20.7%
International (e) (i)	4,312	5.1%	7,597	9.2%	8,073	4.6%	11,282	7.1%
Corporate expenses (f) (g) (h)	(23,108)		(21,224)		(46,351)		(45,938)
Total operating income	$56,970	8.2%	$64,311	9.3%	$117,279	8.1%	$142,767	10.0%

(a)	Includes retail store and eCommerce results.

(b)	Includes international retail, eCommerce, and wholesale sales.

(c)	Two fiscal quarters ended June 30, 2018 includes insurance recovery of approximately $0.4 million associated with unusual storm-related store closures in 2017.

(d)	Two fiscal quarters ended June 30, 2018 includes $12.8 million of charges related to a customer bankruptcy recorded in the first quarter of fiscal 2018.

(e)	Includes international licensing income.

(f)
Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, legal, consulting, and audit fees.

(g)
Includes acquisition-related costs of approximately $0.8 million and $2.5 million for the fiscal quarter and two fiscal quarters ended July 1, 2017, respectively, of which approximately $0.3 million and $0.6 million, respectively, were not originally reported as acquisition-related costs.

(h)	Includes charges related to the Company's direct sourcing initiative of approximately $0.1 million and $0.3 million for the fiscal quarter and two fiscal quarters ended July 1, 2017, respectively.

(i)
A total of $0.4 million of certain costs related to inventory acquired from Skip Hop is included in operating income between U.S. Wholesale, U.S. Retail, and International for the fiscal quarter and two fiscal quarters ended July 1, 2017.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	June 30, 2018	December 30, 2017	July 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$183,202	$178,494	$173,564
Accounts receivable, net	152,517	240,561	165,183
Finished goods inventories	663,263	548,722	610,423
Prepaid expenses and other current assets	51,955	52,935	46,402
Total current assets	1,050,937	1,020,712	995,572
Property, plant, and equipment, net of accumulated depreciation of $430,834, $404,173, and $384,881, respectively	364,223	377,924	382,472
Tradenames, net	365,817	365,551	365,639
Goodwill	228,555	230,424	231,709
Customer relationships, net	46,222	47,996	35,096
Other assets	27,775	28,435	23,246
Total assets	$2,083,529	$2,071,042	$2,033,734

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$216,931	$182,114	$217,340
Other current liabilities	95,685	149,134	96,460
Total current liabilities	312,616	331,248	313,800

Long-term debt, net	682,778	617,306	661,846
Deferred income taxes	85,755	84,944	133,273
Other long-term liabilities	192,051	180,128	174,867
Total liabilities	1,273,200	1,213,626	1,283,786

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at June 30, 2018, December 30, 2017, and July 1, 2017	—	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 46,565,443, 47,178,346 and 47,971,577 shares issued and outstanding at June 30, 2018, December 30, 2017 and July 1, 2017, respectively	466	472	480
Accumulated other comprehensive loss	(35,532)	(29,093)	(30,653)
Retained earnings	845,395	886,037	780,121
Total stockholders' equity	810,329	857,416	749,948
Total liabilities and stockholders' equity	$2,083,529	$2,071,042	$2,033,734

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Two Fiscal Quarters Ended
	June 30, 2018	July 1, 2017
Cash flows from operating activities:
Net income	$79,737	$84,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	41,989	39,705
Amortization of intangible assets	1,845	892
Amortization of debt issuance costs	865	749
Stock-based compensation expense	10,266	9,646
Unrealized foreign currency exchange loss (gain), net	202	(555)
Provisions for doubtful accounts receivable from customers	11,511	605
Loss on disposal of property, plant, and equipment, net of recoveries	478	221
Deferred income taxes	1,400	3,109
Effect of changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	76,364	56,610
Finished goods inventories	(117,469)	(91,446)
Prepaid expenses and other assets	129	(13,151)
Accounts payable and other liabilities	(4,254)	16,560
Net cash provided by operating activities	103,063	107,333

Cash flows from investing activities:
Capital expenditures	(31,750)	(34,276)
Acquisitions of businesses, net of cash acquired	96	(143,704)
Disposals and recoveries from property, plant, and equipment	373	—
Net cash used in investing activities	(31,281)	(177,980)

Cash flows from financing activities:
Borrowings under secured revolving credit facility	150,000	100,000
Payments on secured revolving credit facility	(85,000)	(18,965)
Repurchases of common stock	(89,093)	(98,236)
Dividends paid	(42,267)	(35,831)
Withholdings from vestings of restricted stock	(6,667)	(5,590)
Proceeds from exercises of stock options	7,376	3,122
Net cash used in financing activities	(65,651)	(55,500)

Effect of exchange rate changes on cash and cash equivalents	(1,423)	353
Net increase (decrease) in cash and cash equivalents	4,708	(125,794)
Cash and cash equivalents, beginning of period	178,494	299,358
Cash and cash equivalents, end of period	$183,202	$173,564

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Two Fiscal Quarters Ended June 30, 2018
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP) (a)	$642.4	44.2%	$543.5	37.4%	$117.3	8.1%	$79.7	$1.68
Customer bankruptcy charges (c) (g)	—		(12.8)		12.8		9.8	0.21
Store restructuring costs (d) (g)	—		0.4		(0.4)		(0.3)	(0.01)
As adjusted (b)	$642.4	44.2%	$531.1	36.6%	$129.7	8.9%	$89.2	$1.88

	Fiscal Quarter Ended July 1, 2017
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP) (a)	$303.2	43.8%	$250.1	36.2%	$64.3	9.3%	$37.8	$0.77
Acquisition costs (e) (g)	0.4		(0.8)		1.2		0.8	0.02
Direct sourcing initiative (f) (g)	—		(0.1)		0.1		—	—
As adjusted (b)	$303.6	43.9%	$249.3	36.0%	$65.6	9.5%	$38.6	$0.79

	Two Fiscal Quarters Ended July 1, 2017
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP) (a)	$618.9	43.4%	$497.9	35.0%	$142.8	10.0%	$84.4	$1.72
Acquisition costs (e) (g)	0.4		(2.5)		2.9		1.9	0.04
Direct sourcing initiative (f) (g)	—		(0.3)		0.3		0.2	—
As adjusted (b)	$619.3	43.5%	$495.2	34.8%	$145.9	10.2%	$86.4	$1.76

(a)
Beginning in fiscal 2018, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Codification No. 606, Revenue from Contracts with Customers, and related amendments  (“ASC 606”) using the full retrospective adoption method. All periods in fiscal 2017 and fiscal 2016 were amended to reflect these provisions, and retained earnings at January 2, 2016 (beginning of fiscal 2016) were adjusted for the cumulative effect of periods prior to fiscal 2016. The adoption of ASC 606 had no material effect on the Company’s consolidated financial position, results of operations, and cash flows.

(b)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(c)	Related to the Toys "R" Us bankruptcy.

(d)	Insurance recovery associated with unusual storm-related store closures.

(e)
Non-recurring costs related to the Skip Hop and Mexico acquisitions. SG&A and operating income include approximately $0.3 and $0.6 million of costs incurred during the first quarter and first half of fiscal 2017, respectively, that were not originally reported as acquisition-related costs.

(f)	Costs associated with the Company's direct sourcing initiative, which include severance and relocation.

(g)
The difference between the impacts on operating income and net income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

Note: No adjustments were made to GAAP results in the second quarter of fiscal 2018. Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended September 30, 2017
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP) (a)	$403.6	$283.5	$130.4	$82.3	$1.71
Store restructuring costs (c) (h)	—	(2.7)	2.7	2.0	0.04
Acquisition costs (d) (h)	0.4	(0.8)	1.2	1.2	0.02
Direct sourcing initiative (e) (h)	—	(0.1)	0.1	0.1	—
Acquisition contingency fair value adjustment (h)	—	3.6	(3.6)	(3.6)	(0.07)
As adjusted (b)	$404.0	$283.4	$130.9	$82.0	$1.70

	Fiscal Year Ended December 30, 2017
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP) (a)	$1,483.4	$1,106.9	$419.6	$302.8	$6.24
Special employee compensation provision (f) (h)	—	(21.2)	21.2	15.1	0.31
Store restructuring costs (c) (h)	—	(2.7)	2.7	1.5	0.03
Acquisition costs (d) (h)	1.2	0.2	1.0	0.2	—
Direct sourcing initiative (e) (h)	—	(0.3)	0.3	0.2	—
Tax reform (g) (h)	—	—	—	(40.0)	(0.83)
As adjusted (b)	$1,484.6	$1,082.9	$444.8	$279.8	$5.77

(a)
Beginning in fiscal 2018, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Codification No. 606, Revenue from Contracts with Customers, and related amendments  (“ASC 606”) using the full retrospective adoption method. All periods in fiscal 2017 and fiscal 2016 were amended to reflect these provisions, and retained earnings at January 2, 2016 (beginning of fiscal 2016) were adjusted for the cumulative effect of periods prior to fiscal 2016. The adoption of ASC 606 had no material effect on the Company’s consolidated financial position, results of operations, and cash flows.

(b)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(c)	Net costs arising from unusual storm damage and related store closures.

(d)	Non-recurring costs related to the Skip Hop and Mexico acquisitions.

(e)	Costs associated with the Company's direct sourcing initiative, which include severance and relocation.

(f)	Special employee compensation provided as a result of the significant benefit related to the enactment of the Tax Cuts and Jobs Act of 2017.

(g)	Reflects the $40 million net benefit of the Tax Cuts and Jobs Act of 2017.

(h)
The difference between the impacts on operating income and net income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	46,437,093	47,863,618	46,604,599	48,093,155
Dilutive effect of equity awards	509,545	550,726	563,137	552,866
Diluted number of common and common equivalent shares outstanding	46,946,638	48,414,344	47,167,736	48,646,021
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$37,268	$37,793	$79,737	$84,388
Income allocated to participating securities	(276)	(290)	(600)	(659)
Net income available to common shareholders	$36,992	$37,503	$79,137	$83,729
Basic net income per common share	$0.80	$0.78	$1.70	$1.74
Diluted net income per common share:
Net income	$37,268	$37,793	79,737	84,388
Income allocated to participating securities	(274)	(288)	(596)	(654)
Net income available to common shareholders	$36,994	$37,505	79,141	83,734
Diluted net income per common share	$0.79	$0.77	$1.68	$1.72
As adjusted (a):
Basic net income per common share:
Net income	$37,268	$38,594	$89,224	$86,368
Income allocated to participating securities	(276)	(297)	(674)	(675)
Net income available to common shareholders	$36,992	$38,297	$88,550	$85,693
Basic net income per common share	$0.80	$0.80	$1.90	$1.78
Diluted net income per common share:
Net income	$37,268	$38,594	$89,224	$86,368
Income allocated to participating securities	(274)	(295)	(670)	(670)
Net income available to common shareholders	$36,994	$38,299	$88,554	$85,698
Diluted net income per common share	$0.79	$0.79	$1.88	$1.76

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $9.5 million from these results for the two fiscal quarters ended June 30, 2018, respectively. The Company has excluded $0.8 million and $2.0 million in after-tax expenses from these results for the fiscal quarter and two fiscal quarters ended July 1, 2017, respectively.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Two Fiscal Quarters Ended		Four Fiscal Quarters Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017	June 30, 2018
(dollars in millions)
Net income	$37.3	$37.8	$79.7	$84.4	$298.2
Interest expense	7.9	7.2	15.9	14.3	31.7
Interest income	(0.2)	(0.1)	(0.4)	(0.2)	(0.5)
Income tax expense	11.0	19.9	21.4	45.1	64.6
Depreciation and amortization	21.8	20.8	43.8	40.6	87.7
EBITDA	$77.8	$85.7	$160.5	$184.1	$481.6

Adjustments to EBITDA
Special employee compensation provision (a)	$—	$—	$—	$—	$21.2
Customer bankruptcy charges (b)	—	—	12.8	—	12.8
Acquisition-related costs (c)	—	1.2	—	2.9	1.7
Store restructuring costs (d)	—	—	(0.4)	—	2.3
Direct sourcing initiative (e)	—	0.1	—	0.3	0.1
Acquisition contingency fair value adjustment (f)	—	—	—	—	(3.6)
Adjusted EBITDA	$77.8	$87.0	$172.9	$187.3	$516.0

(a)	Special employee compensation provision related to significant benefit related to the enactment of the Tax Cuts and Jobs Act of 2017; includes $1.2 million in related payroll taxes.

(b)	Related to the Toys "R" Us bankruptcy.

(c)	Non-recurring costs incurred in connection with the Skip Hop and Mexico business acquisitions.

(d)	Net costs arising from unusual storm damage and related store closures.

(e)	Costs associated with the Company's direct sourcing initiative, which include severance and relocation.

(f)	Revaluation of the contingent consideration liability associated with the Company's acquisition of Skip Hop.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (f) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency for total net sales of the International segment and consolidated net sales for the fiscal quarter and two fiscal quarters ended June 30, 2018:

	Fiscal Quarter Ended
	Reported Net Sales June 30, 2018	Impact of Foreign Currency Translation	Constant-Currency Net Sales June 30, 2018	Reported Net Sales July 1, 2017	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$696.2	$2.6	$693.6	$691.8	0.6%	0.3%
International segment net sales	$84.7	$2.6	$82.1	$82.6	2.6%	(0.6)%

	Two Fiscal Quarters Ended
	Reported Net Sales June 30, 2018	Impact of Foreign Currency Translation	Constant-Currency Net Sales June 30, 2018	Reported Net Sales July 1, 2017	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,452.0	$5.4	$1,446.6	$1,424.6	1.9%	1.5%
International segment net sales	$175.9	$5.4	$170.6	$159.0	10.6%	7.3%
The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.